Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
August 7, 2006
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217-4578

Re:	Registration Statement on Form S-4 of Goodrich Corporation
Ladies and Gentlemen:
     We have served as counsel to Goodrich Corporation, a New York corporation (the “Corporation”), in connection with the preparation by the Corporation of a registration statement on Form S-4 (the “Registration Statement”) for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $290,753,000 aggregate principal amount of the Corporation’s 6.29% Notes due 2016 (the “New 10-Year Notes”) and $254,589,000 aggregate principal amount of the Corporation’s 6.80% Notes due 2036 (together with the New 10-Year Notes, the “New Notes”) as described in the Registration Statement.
     We have examined the Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, the form of the New Notes, and the Indenture (the “Indenture”) dated as of May 1, 1991 between the Corporation and The Bank of New York, as successor to Harris Trust and Savings Bank, as Trustee (the “Trustee”), the form of the Fifth Supplemental Indenture between the Corporation and the Trustee (the “Fifth Supplemental Indenture”), and the form of the Sixth Supplemental Indenture between the Corporation and the Trustee (together with the Fifth Supplemental Indenture, the “Supplemental Indentures”), each of which as filed as an exhibit to the Registration Statement, and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.
     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. In our examination of executed documents, we have assumed that the parties thereto, other than the Corporation, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, other than the Corporation, and the validity and binding effect thereof with respect to such parties.
     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that, following execution and delivery by the Corporation and the Trustee of the Supplemental Indentures, the New Notes, when executed by the Corporation, authenticated by the Trustee and delivered in exchange for the Corporation’s outstanding 6.29% Notes due 2016 and 6.80% Notes due

Goodrich Corporation
August 7, 2006

     2036 on the terms described in the prospectus which is included in the Registration Statement, will constitute the valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms and entitled to the benefits provided by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
     We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York with respect to instruments and agreements specifically governed by the laws of such jurisdiction, the corporation laws of the State of New York and the federal laws of the United States of America. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assumed no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.
Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.
/s/ Robinson, Bradshaw & Hinson, P.A.